THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS LOAN AGREEMENT AND PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $2,500,000	Originally Issued: February 8, 2013
Note Purchase Price: $2,480,000.00	Amended and Restated On: April 23, 2013

AMENDED AND RESTATED

LOAN AGREEMENT AND SECURED PROMISSORY NOTE

This AMENDED AND RESTATED LOAN AGREEMENT AND SECURED PROMISSORY NOTE (this “Note”) is made between EOS Petro, Inc., a Delaware corporation (“Borrower”) whose office is located 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067 (fax +1.310-552.1556) and LowCal Industries, LLC, a Wyoming limited liability company (“Holder”), whose office is located at 6119 Greenville Avenue, Suite 340, Dallas, Texas 75206-1910.

Borrower is a wholly-owned subsidiary of Cellteck, Inc., a Nevada corporation (“Cellteck”). After the execution and delivery of this Note, Borrower and Cellteck intend for Cellteck to hold a special meeting of its shareholders to implement various transactions, pursuant to which, among other things, Cellteck’s name will be changed to “EOS Petro, Inc.,” Borrower’s name will be changed to Eos Global Petro, Inc., and Cellteck will implement a reverse stock split of its shares of common stock which will trigger the automatic conversion of all outstanding shares of Series B Convertible Preferred Stock into shares of common stock (the “Reverse Split”). All references in this Note to Cellteck shall be deemed to also be references to the same entity after its name is changed, and references to Borrower shall mean the entity that is EOS Petro, Inc. as of this date and the same entity after its name is changed.

This Note was originally issued on February 8, 2013 (the “Original Note”). On April 23, 2013, Borrower and Holder agreed to amend and restate the Original Note in its entirety (as set forth in this Note) in the First Amendment to the LowCal Agreements dated April 23, 2013 by and among Borrower, Cellteck, Holder and Sail Property Management Group LLC (the “First Amendment”). In the First Amendment, Cellteck acknowledges and agrees to fulfill its obligations under Sections 2.5and 2.6 of this Note.

Borrower and Holder agree as follows:

ARTICLE I

THE LOAN

1.1           The Loan and Funding. Borrower has requested Holder to make a loan to Borrower by purchasing, for Two Million Four Hundred Ninety Thousand and 00/100 Dollars ($2,480,000), this Note in the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Loan”). Holder has agreed to purchase this Note from Borrower on the terms and conditions set forth in this Note and the related documents referenced herein. Borrower hereby acknowledges that $510,000 of the Loan was received on February 8, 2013l, and $740,000 of the Loan was received on February 15, 2013. The remaining One Million Two Hundred and Fifty Thousand and 00/100 Dollars ($1,250,000) of the Loan shall be funded in tranches as follows, subject in each case to the satisfaction or waiver of conditions precedent to funding:

(a) on or before April 17, 2013, Holder shall pay to Borrower $500,000;

(b) on or before April 22, 2013, Holder shall pay to Borrower $250,000;

(c) on or before April 29, 2013, Holder shall pay to Borrower $500,000 (the “Closing Date”).

1.2           Security for Loan. Repayment of the Loan shall be secured by (i) granting to Holder a lien on, assignment of and security interest in and to certain oil and gas property rights that are held by Borrower (the “Collateral”) pursuant to a Mortgage, Assignment of Production, Security Agreement and Financing Statement (the “Assignment”) dated February 8, 2013 and as amended on April 23, 2013, (ii) the Guaranty (the “Guaranty”) of Cellteck dated February 8, 2013, and (iii) a first priority position or call right for an amount equal to the then-outstanding principal balance of and accrued interest on this Note on the first draw down by either Borrower or Cellteck of the $20,000,000 Equity Line of Credit (the “GEM Equity Line of Credit”) with Global Emerging Markets (“GEM”) (the “GEM Priority Call Rights”).

1.3           First Sale of Cellteck Stock. Cellteck agreed in the Original Note to sell to Holder for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00) and Holder has agreed to purchase from Cellteck for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00), Five Hundred Thousand (500,000) restricted shares of Series B Convertible Preferred Stock of Cellteck, which was sold and purchased on February 8, 2013 pursuant to a Series B Convertible Preferred Stock Purchase Agreement between Holder and Cellteck (the “First Stock Purchase Agreement”).

1.4           Second Sale of Cellteck Stock. Cellteck has agreed in this Note to sell LowCo [EOS/Petro], LLC, a Wyoming limited liability company, for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00) to be paid by Holder, Four Hundred and Fifty Thousand (450,000) restricted shares of Series B Convertible Preferred Stock of Cellteck, to be sold and purchased on April 23, 2013 pursuant to a Series B Convertible Preferred Stock Purchase Agreement between Holder and Cellteck (the “Second Stock Purchase Agreement”).

1.4           Repayment. Borrower hereby promises to pay to the Holder the total sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) plus accrued interest thereon as set forth in Section 2.2 of this Note, at or before December 31, 2013 to retire the Loan and this Note (the Loan, together with the interest accrued thereon, is referred to herein as the “Obligation”). As used herein, the term “Holder” shall mean the initial holder named above and any subsequent holder of this Note, whichever is applicable from time to time.

1.5           Use of Proceeds. The proceeds of the purchase price of this Note shall be used as follows: (i) a majority of such proceeds shall be used to develop the oil and gas properties subject to the Assignment, (ii) the secondary use of such proceeds is to pay any unpaid costs associated with Cellteck’s planned reverse-stock split transaction, and (iii) any remaining amount shall be used as general working capital by Borrower and Cellteck and their subsidiaries.

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ARTICLE II

GENERAL PROVISIONS

2.1           Maturity Date. The maturity date of the Loan and this Note is December 31, 2013, or the earlier date to which payment of the Loan has been accelerated pursuant to the provisions hereof (the “Maturity Date”).

2.2           Interest Rate. Interest shall accrue on the each installment of the Loan from the date each such installment is provided to Borrower as set forth in Section 1.1 above at an annual rate of ten percent (10%) (“Contract Rate”) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

2.3           Default Rate. From and after the Maturity Date, or an earlier date on which all sums owing under this Note become due by acceleration or otherwise, all sums owing under this Note (both principal and interest) will bear interest until paid in full at a rate equal to five percent (5%) per annum in excess of the Contract Rate ("Default Rate").

2.4           Prepayment; Application of Payments. This Note may be prepaid by the Borrower in whole, at any time before the Maturity Date without premium or penalty. All prepayments and payments on this Note shall be applied first to outstanding interest and then to the outstanding principal balance of this Note.

2.5           Notice of Payment and Holder’s Option to Convert Interest. Borrower shall provide Holder with 10 days’ written notice prior to any repayment of the Obligation. Upon receipt of such written notice from Borrower, Holder has the right to convert all accrued but unpaid interest into either: (i) 50,000 restricted shares of Series B Convertible Preferred Stock of Cellteck, if the Reverse Split has not been effectuated; or (ii) 50,000 restricted shares of common stock of Cellteck, if the Reverse Split has been effectuated. Such shares would be issued to LowCo [EOS/Petro], LLC, a Wyoming limited liability company, instead of Holder, at Holder’s request. If Holder elects to exercise this right, it shall provide to Borrower a completed Notice of Conversion, a form of which is attached hereto as Exhibit A. Borrower shall issue and deliver such shares within 10 days after the date of delivery of a completed Notice of Conversion.

2.6           Standalone Option of Holder to Convert Principal. The principal amount of the Note may converted (interest may only be converted pursuant to Section 2.5 of this Note) at the election of Holder into either: (i) restricted shares of Series B Convertible Preferred Stock of Cellteck, if the Reverse Split has not been effectuated; or (ii) restricted shares of common stock of Cellteck, if the Reverse Split has been effectuated, at a conversion price of $5.00 per share. Upon delivery to the Borrower of a completed Notice of Conversion, Borrower shall issue and deliver within 10 days after the date of such delivery to Holder, or, at Holder’s request, to LowCo [EOS/Petro], LLC, a Wyoming limited liability company, the number of shares of stock for the portion of the Note converted in accordance with the foregoing. The number of shares to be issued upon each conversion pursuant to this section shall be determined by dividing that portion of the principal of the Note to be converted by the conversion price.

2.7           Security. The Obligation shall be secured by the Assignment, the Guaranty and the GEM Priority Call Rights.

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2.8           Perfection. Within seven business days of the Closing Date, Borrower shall use commercially reasonably efforts to cause the Assignment to be recorded in the real estate records in the location where the underlying real property is located. Borrower shall also (i) file and record such collateral assignments, financing statements and other documents in such offices as shall be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment and (ii) take all such other actions as Holder shall determine to be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment. Holder shall cooperate (at Borrower’s expense) with Borrower in all such actions and activities, including by signing and delivering any documents reasonably requested by Borrower to perfect and establish the priority of the liens granted by the Assignment.

2.9           Attorney in Fact.

(a)           Borrower hereby appoints Holder the attorney in fact of Borrower for the purpose of carrying out the provisions of this Note and the Assignment and taking any action and executing any instruments which Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment, to preserve the validity, perfection and priority of the liens granted by the Assignment and, following any default, to exercise its rights, remedies, powers and privileges under this Note and the Assignment. This appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Holder shall be entitled under this Note and the Assignment upon the occurrence and continuation of any Event of Default (i) to make, sign, file and record any security instruments, (ii) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (iii) to receive, endorse and collect any instruments or other drafts, instruments, documents and chattel paper in connection with clause (ii) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iv) to file any claims or take any action or proceeding that Holder may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and (v) to execute, in connection with any sale or disposition of the Collateral, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

(b)          Without limiting the rights and powers of Holder under Section 2.9(a), Borrower hereby appoints Holder as its attorney in fact, effective as of the date first set forth above and terminating upon the satisfaction in full of the Obligation, for the purpose of (i) preparing, executing on behalf of Borrower, filing, and recording collateral assignment and financing statement documents with appropriate state and county agencies to perfect and enforce the liens granted by the Assignment, (ii) filing such applications with such state agencies and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, Borrower as Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment (including the purpose of creating in favor of Holder a perfected lien on the property and exercising the rights and remedies of Holder hereunder). This appointment as attorney in fact is irrevocable and coupled with an interest.

ARTICLE III

CONDITIONS TO FUNDING

The obligation of Holder to fund the remaining tranches of this Note shall be subject to the satisfaction or waiver by Holder of all of the following conditions:

3.1           Authorization. The execution, delivery and performance of this Note and the Assignment shall have been duly authorized by all necessary corporate action on the part of Borrower. The execution, delivery and performance of the Second Stock Purchase Agreement shall have been duly authorized by all necessary corporate action on the part of Cellteck.

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3.2           Execution and Delivery of Agreements. Borrower shall have executed and delivered to Holder, this Note and the Assignment, and Cellteck shall have executed and delivered to Holder the Second Stock Purchase Agreement. Such agreements shall be in full force and effect.

3.3         Absence of Defaults. No breach or default under any representation, warranty or covenant, and no event that with the giving of notice or the passage of time would constitute a breach or default under any representation, warranty or covenant, by Borrower or Cellteck shall have occurred under or with respect to any of this Note, the Assignment, the Compliance/Oversight Agreement, the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORROWER

Except as disclosed in the Cellteck’s documents filed with the Securities and Exchange Commission (the “SEC”), the Borrower represents and warrants to Holder as of the date hereof:

4.1           Organization and Standing; Charter and Bylaws. Borrower is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Borrower is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Borrower (“Material Adverse Effect”). The Borrower has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

4.2           Corporate Power. The Borrower has all requisite legal and corporate power and authority to enter into this Note, the Assignment and the Compliance/Oversight Agreement, to sell this Note and to carry out and perform its other obligations under the terms of this Note, the Assignment and the Compliance/Oversight Agreement.

4.3           Capitalization; Subsidiaries. All of capital stock of the Borrower is owned by Cellteck. There are no warrants, options, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of Borrower, or notes, securities or other instruments convertible into or exchangeable for capital stock of Borrower, nor any agreements or understandings with respect to the issuance thereof. Borrower has two subsidiaries: EOS Atlantic Oil & Gas Ltd., a Ghanaian limited liability company, and Plethora Energy, Inc., a Delaware corporation. Borrower owns all of the capital stock of Plethora Energy, Inc. and 90% of the capital stock of EOS Atlantic Oil & Gas Ltd. The other 10% of EOS Atlantic Oil & Gas Ltd. is owned by Baychester Petroleum Ltd., one of Borrower’s Ghanaian-based consultants.

4.4           Authorization. All corporate action on the part of the Borrower and Cellteck, and their respective directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of the Borrower under this Note, the Assignment and the Compliance/Oversight Agreement and all other documents contemplated hereby and thereby and for the authorization, issuance and delivery by the Borrower of this Note has been taken. This Note, the Assignment and the Compliance/Oversight Agreement have been duly executed and delivered by the Borrower and constitute the valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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4.5           Compliance with Other Instruments. The Borrower is not in violation of any term of its Articles of Incorporation or Bylaws, of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its assets are bound, or any judgment, decree or order binding upon the Borrower. The execution, delivery and performance of and compliance with this Agreement, and the delivery of this Note, the Assignment and the Compliance/Oversight Agreement will not result in any such violation or be in conflict with or constitute a default under any of the terms or provisions of any document described in the first sentence of this section, or result in the creation of any mortgages, pledges, liens, leases, encumbrances or charges (“Encumbrance”) upon any of the properties or assets of the Borrower pursuant to any such term or provision. There is no such provision that materially and adversely affects the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower.

4.6           No Adverse Litigation. The Borrower is not a party to any pending litigation which seeks to enjoin or restrict the Borrower’s ability to sell or transfer this Note, or enter into this Note, the Assignment and the Compliance/Oversight Agreement, nor is any such litigation threatened against the Borrower. Furthermore, there is no litigation pending or threatened against the Borrower which, if decided adversely to the Borrower, could adversely affect the Borrower’s ability to consummate the transactions contemplated herein or repay the Obligation.

4.7           Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any person is required to be made or obtained by the Borrower in connection with the execution and delivery or the consummation of this Note, the Assignment and the Compliance/Oversight Agreement and the transactions contemplated hereby or thereby.

4.8           Title to Property and Assets.

(a)           Except as set forth in title documentation delivered to Lender, Borrower owns the properties and assets covered by the Assignment free and clear of all Encumbrances. There is no pending nor, to the knowledge of Borrower, threatened condemnation, eminent domain or similar proceeding with respect to any of the properties covered by the Assignment.

(b)           The assets of Borrower are sufficient to carry on the business of Borrower as currently conducted.

4.9           Compliance with Applicable Laws. Borrower has complied and is in compliance in all material respects with all material laws, statutes, rules, regulations, ordinances and orders of all governmental entities, agencies or other bodies (“Laws”) applicable to Borrower and its assets, properties and businesses the violation of which or non-compliance with which could have a Material Adverse Effect. Borrower has not received any notice of any asserted material violation of, and it has no basis to believe it is not in compliance in all material respects with, any such Laws. No investigation or review by any governmental entity with respect to Borrower or any of its businesses, assets or properties is pending or, to the knowledge of Borrower, has been threatened, nor has any governmental entity indicated an intention to conduct any such investigation or review. Borrower has filed with all proper authorities all material statements and reports required by any Law to which Borrower is subject, and Borrower possesses all material licenses, franchises, permits and governmental authorizations necessary in the conduct of its businesses in the manner in which and in the jurisdictions where Borrower presently conducts such businesses. There are no unresolved reports, warning letters or other documents received from or issued by any governmental entity that indicate or suggest a material lack of compliance with applicable regulatory requirements by Borrower. As used herein, the term “Borrower’s knowledge”, “knowledge of Borrower” or similar terms shall mean the actual knowledge, or matters that could have been known after due inquiry (including, without limitation, inquiry of other persons within its organization having knowledge of the subject matter and any professionals retained with respect to any such matter), of any officer or director of Borrower.

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4.10         Material Contracts. Borrower has performed all obligations required to be performed by it to date under each material contract to which it is a party or under which it derives substantial benefits (“Contracts”) and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Borrower, each of the parties to the Contracts other than Borrower has performed all obligations required to be performed by such party to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Each Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect.

4.11         Environmental Matters. Neither Borrower nor any predecessor of any of Borrower is in material violation of any Environmental Law. For purposes of this Agreement, “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

4.12         Disclosure. No representation or warranty contained in this Note, the Assignment, the Guaranty, the First Stock Purchase Agreement, the Second Stock Purchase Agreement or information furnished by Borrower to Lender pursuant hereto or in connection with the transaction contemplated by this Note, the Assignment, the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement contains any untrue statement of material fact or omits to state a material fact about or concerning it or its subsidiaries or their respective businesses and assets.

4.13         Representations and Warranties of Cellteck. Each representation and warranty of Cellteck made in the First Stock Purchase Agreement, Second Stock Purchase Agreement and the Guaranty is true and correct all respects.

ARTICLE V

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

5.1           Failure to Pay Principal or Interest. The Borrower fails to pay any principal or interest due under this Note when due, including any applicable grace period.

5.2           Breach of Covenant. (i) The Borrower breaches any material covenant or other term or condition of this Note, the Assignment or the Compliance/Oversight Agreement, in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder, or (ii) Cellteck breaches any material covenant or other term or condition of the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement, in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to Cellteck from the Holder.

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5.3           Breach of Representations and Warranties. (i) Any material representation or warranty of the Borrower made herein, in the Assignment, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made, or (ii) any material representation or warranty of Cellteck made in the Guaranty, the First Stock Purchase Agreement, Second Stock Purchase Agreement or in any agreement, statement or certificate given in writing pursuant thereto or in connection herewith shall be false or misleading in any material respect as of the date made.

5.4           Liquidation. Any dissolution, liquidation or winding up of Borrower or Cellteck or any substantial portion of their respective businesses.

5.5           Cessation of Operations. Any cessation of operations by Borrower or Cellteck or Borrower or Cellteck admits it is otherwise generally unable to pay its debts as such debts become due.

5.6           Maintenance of Assets. The failure by Borrower to maintain any material oil and gas properties, leases, interests or rights, including, without limitation, any such properties, leases, interests or rights covered by the Assignment, or any personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

5.7           Receiver or Trustee. The Borrower or any material subsidiary of Borrower or Cellteck shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

5.8           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of Borrower or Cellteck.

5.9           Delisting. Delisting of the Cellteck’s common stock from any principal market on which it is listed or quoted, failure to comply with the requirements for continued listing on a principal market for a period of five (5) consecutive trading days, or notification from a principal market that Cellteck is not in compliance with the conditions for such continued listing on such principal market.

5.10         Non-Payment. A default by the Borrower or Cellteck under any one or more obligations in an aggregate monetary amount in excess of $200,000 for more than twenty (20) days after the due date, unless the Borrower or Cellteck is contesting the validity of such obligation in good faith.

5.11         Failure to Deliver Stock. Cellteck’s failure to timely deliver to the Holder certificates representing the stock purchased in the First Stock Purchase Agreement or the Second Stock Purchase Agreement within 10 business days after the effectuation of the Reverse Split.

5.12         Financial Statement Restatement. The restatement of any financial statements filed by Cellteck with the SEC for any date or period from two years prior to the date hereof and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

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5.13         Executive Officers Breach of Duties. Any of Borrower’s named executive officers or directors is convicted of a criminal violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

ARTICLE VI

CERTAIN COVENANTS

6.1           Corporate Existence. From the funding of the initial tranche of the purchase price of this Note and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect its oil and gas properties, leases, interests or rights, including, without limitation, any such properties, leases, interests or rights covered by the Assignment and all other material assets used and useful in the business of the Borrower and its material subsidiaries.

6.2           Filing Status. For so long as the Note is outstanding, Borrower shall use its commercially reasonable efforts to cause Cellteck to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, other than Cellteck’s 10-K for the year ended December 31, 2012, and Borrower shall cause Cellteck not to terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

6.3           SEC Filings. For so long as the Note is outstanding, (i) Borrower shall use its commercially reasonable efforts to cause Cellteck to timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, other than Cellteck’s 10-K for the year ended December 31, 2012, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) Borrower shall cause Cellteck not to terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) Borrower shall cause Cellteck to deliver (A) copies of all such filings with the SEC to the Holder within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by Cellteck, Borrower or any of its subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

6.4           Listing. Borrower shall case Cellteck to use its commercially reasonable efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the common stock of Cellteck to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market. Borrower shall use its commercially reasonable efforts to promptly secure the listing of all of the Stock upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of common stock are then listed and shall maintain, so long as any other shares of such stock shall be so listed, such listing of all shares of the Stock. Borrower cause Cellteck not to take any action which would be reasonably expected to result in the suspension or termination of trading of its common stock on the OTC Bulletin Board or other such nationally recognized stock exchange, interdealer quotation system or market. Borrower shall pay or cause Cellteck to pay all fees and expenses in connection with satisfying its obligations under this Section 6.4.

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6.5           Use of GEM proceeds. When it is first permitted to do so under the terms of the GEM Equity Line of Credit, Borrower shall draw, or shall cause Cellteck to draw, and pay to Holder, the full amount necessary to repay this Note and all amounts owing hereunder. Borrower shall not use, and shall cause Cellteck not to use, the proceeds of any borrowings or advances under the GEM Equity Line of Credit for any purpose other than the repayment of this Note and any amounts due hereunder until this Note and such amounts have been paid in full.

ARTICLE VII

MISCELLANEOUS

7.1           Failure or Indulgence Not Waiver; Borrower Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. Moreover, Borrower waives presentment for payment, protest and notice of protest and nonpayment of this Note.

7.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to the address and facsimile number set forth on the front page of this Note, Attn: CEO, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

7.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

7.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

7.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

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7.6           Governing Law. This Note is payable at the offices of Holder in California and shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in California, County of Los Angeles. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

7.7           Maximum Payments. Notwithstanding any provision to the contrary contained in this Note, the Assignment or any instrument or agreement executed by Borrower evidencing, having reference to or securing this Note, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Note which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable California or federal laws, whichever permit the higher rate. In this connection, Borrower and Holder stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Borrower shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Holder shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Holder for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the applicable indebtedness so that the interest rate thereon does not exceed the maximum nonusurious interest rate permitted by applicable California or federal laws, whichever permit the higher rate. In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (a) canceled automatically to the extent that such interest exceeds the maximum legal rate; (b) if already paid, at the option of Holder, either be rebated to Borrower or credited on the principal amount of the Note; or if the Note has been prepaid in full, then such excess shall be rebated to Borrower. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Holder.

7.8           Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

7.9           Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

7.10         Expenses. Borrower and Holder shall each pay their respective legal and other fees and expenses associated with all aspects of the transaction contemplated by this Note; provided, however, that Borrower shall reimburse, or cause Cellteck to reimburse, Holder for its legal fees and expenses in connection with the transactions contemplated hereby up to $25,000. Such reimbursement shall be payable upon maturity of this Note.

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7.11         Judicial Reference. Borrower, and, by its acceptance of this Note, Holder, acknowledge and agree that any controversy or claim arising out of or relating to this Note or any of the Guaranty, the Assignment, the First Stock Purchase Agreement, the Second Stock Purchase Agreement, the Lock-up/Leak-Out Agreement between Holder and Cellteck entered into concurrently herewith, the Compliance/Oversight Agreement between Holder and Borrower entered into concurrently herewith, or breach hereof or thereof, shall be resolved by a referee appointed by the Superior Court for the County of Los Angeles, California (“Superior Court”) in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure. In this regard, Borrower and Holder agree that in the event they are unable agree upon a resolution to any such controversy or claim, either party shall have the right to serve a written demand for judicial reference of such claim or controversy on the other party. The two parties shall then negotiate in good faith for a mutually acceptable referee. In the event that parties have not agreed upon a referee within ten (10) business days after written demand for such reference has been made, each party shall submit to the Superior Court the names of up to three nominees for appointment as referee, in accordance with the provisions of Section 640 of the California Code of Civil Procedure. The referee, once agreed upon by the parties or appointed by the Superior Court, shall have full and complete authority to hear and determine any and all of the issues in an action or proceeding, whether of fact or of law, and to report a statement of decision. In connection with such reference procedure, the parties shall have all rights and powers afforded to a civil litigant in the Superior Court, including the ability to conduct full discovery and obtain responses under oath. The referee shall be governed by the rules of civil procedure for actions filed in California superior courts as set forth in the California Code of Civil Procedure, except to the extent the parties stipulate the referee may deviate therefrom. The parties shall evenly divide the cost of the referee’s fees. The referee shall have the power, as part of any award, to include these fees as an element of recovery. The decision of the referee upon the whole issue shall stand as the decision of the Superior Court, and upon the filing of the statement of decision with the clerk of the Superior Court, judgment may be entered thereon in the same manner as if the action had been tried by the Superior Court. Notwithstanding the rights to appeal set forth in Section 645 of the California Code of Civil Procedure, the parties agree that the referee’s award shall be considered final, and not subject to appeal or collateral attack.

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IN WITNESS WHEREOF, the parties have caused this Loan Agreement and Secured Promissory Note to be signed in their respective name by a duly authorized officer as of the 23rd day of April, 2013.

“Borrower”
EOS Petro, Inc.

By:	/s/ Nikolas Konstant
Name: Nikolas Konstant
Title: CEO and CFO

“Holder”
LowCal Industries, LLC

By:	/s/ Shlomo Lowy
Name: Shlomo Lowy
Title: Managing Member

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EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

CHECK ONE

☐

The undersigned hereby elects to convert $_________ of the accrued but unpaid interest due on the Note issued by Eos Petro, Inc. on ________________, 20___ into 50,000 shares of __________ Stock of Cellteck, Inc. according to the conditions set forth in Section 2.5 of such Note, as of the date written below.

☐

The undersigned hereby elects to convert $_________ of the principal due on the Note issued by Eos Petro, Inc. on ________________, 20___ into shares of __________ Stock of Cellteck, Inc. according to the conditions set forth in Section 2.6 such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Name on Certificate for Shares:

Address for Delivery of Share Certificate:

Signature:

Print Name:

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